Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2021 RESULTS

Third Quarter Results

•	Total revenues of $32.4 million, a 99% year-over-year increase and a 51% increase compared to the second quarter of 2021
•	Net income of $2.8 million, a $8.7 million improvement compared to a net loss of $(5.9) million in the third quarter of 2020; earnings per diluted share of $1.14
•	Adjusted EBITDA of $4.2 million, a $6.3 million improvement compared to $(2.1) million in the third quarter of 2020 and a $5.8 million improvement compared to the second quarter of 2021
•	Net cash provided by operating activities and free cash flow of $6.7 million and $6.4 million, respectively, for the nine months ended September 30, 2021
•	$18.4 million in cash and $8.2 million of total debt as of September 30, 2021

HOUSTON, November 1, 2021 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended September 30, 2021.

Financial Review

Total revenues were $32.4 million for the quarter ended September 30, 2021, which was an increase of 99% compared to the third quarter of 2020. This increase reflected higher product sales and services volumes in Canada and higher services volumes in the U.S., which was partially offset by reduced international product sales and services volumes and decreased U.S. product sales, especially at Repeat Precision, LLC (“Repeat Precision”), as well as lower pricing for certain products and services, including at Repeat Precision. We believe the overall increase resulted from higher industry drilling and completion activity in the third quarter of 2021 as compared to 2020, particularly in North America, as oil demand and commodity prices in the third quarter of 2021 were higher than the third quarter of 2020, which was more significantly impacted by the Coronavirus disease 2019 (“COVID-19”) pandemic. Total revenues increased by 51% as compared to the second quarter of 2021 with an increase of 140% in Canada partially offset by decreases of 13% in the U.S. and 25% in international markets.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $14.8 million, or 46% of total revenues, in the third quarter of 2021, compared to $6.1 million, or 37% of total revenues, in the third quarter of 2020. Cost of sales as a percentage of total revenues declined due to an increase in revenue and higher utilization of manufacturing capacity and field service personnel as well as a reduction in payroll taxes due to the U.S. employee retention credit (“ERC”). This improvement was partially offset by lower pricing for certain products and services.

Selling, general and administrative (“SG&A”) expenses totaled $11.0 million for the third quarter of 2021, a decrease of $1.5 million compared to the same period in 2020. This overall decrease in expense reflects a benefit of $2.3 million in 2021 associated with the ERC. In addition, severance charges declined due to the timing of workforce reductions, which were incurred primarily during 2020. Share-based compensation, bad debt expense and professional fees, primarily related to litigation matters, were also lower. The overall SG&A decrease was partially offset by the reinstatement of certain salaries that were reduced in 2020 and bonus accruals.

Net income was $2.8 million, or $1.14 per diluted share, for the quarter ended September 30, 2021,  which included a net impact of $1.7 million (after tax effect of $3.7 million, or $1.54 per diluted share) related to the ERC, less the effect of bonus accruals and associated payroll burdens, and a net foreign currency exchange loss, less the related tax effects primarily associated with changes in valuation allowances. Adjusted net loss, which excludes these items, was $(1.0) million, or $(0.40) per diluted share, for the quarter ended September 30, 2021. This compares to a net loss of $(5.9) million, or $(2.48) per diluted share, in the third quarter of 2020, which included a net impact of $(0.8) million (after tax effect of $(1.2) million, or $(0.52) per diluted share) related to the write-off of deferred loan costs and a net foreign currency exchange loss as well as a benefit related to a reduction in foreign tax expense and tax effects due to valuation allowances. Adjusted net loss, which excludes these items, was $(4.6) million, or $(1.96) per diluted share, for the quarter ended September 30, 2020.

Adjusted EBITDA was $4.2 million for the quarter ended September 30, 2021, a $6.3 million improvement as compared to the third quarter of 2020 and a $5.8 million improvement as compared to the second quarter of 2021.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.3  million, net of proceeds from the sale of property and equipment,  for the nine months ended September 30, 2021 as compared to $1.2 million for the nine months ended September 30, 2020.

As of September 30, 2021, the Company had $18.4 million in cash and $8.2 million in total debt, with our senior secured credit facility remaining undrawn, utilizing letter of credit commitments of less than $0.1 million. The borrowing base under our senior secured credit facility as of September 30, 2021 was $13.7 million. The Company’s net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $48.7 million as of September 30, 2021.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “NCS continued to demonstrate the benefits of the Company’s strategy during the third quarter, with significant increases in revenue and Adjusted EBITDA as compared to prior periods, positive year-to-date free cash flow and increases in our cash balance and total liquidity as compared to last quarter.

This strategy is rooted in our commitment to provide value and deliver innovative products to our customers and to create value for our shareholders. It is the talent, dedication and resolve of our exceptional team that allows us to accomplish this. I want to thank all the great people that have chosen to be a part of NCS and Repeat Precision.

Our revenue in the third quarter of $32.4 million was higher by 99% and 51% as compared to the third quarter of 2020 and the second quarter of 2021, respectively. The standout for NCS was our strong performance in Canada, where revenue increased by approximately 500% and 140% as compared to the third quarter of 2020 and the second quarter of 2021, respectively, which outperformed comparable increases in the Canadian land rig count of 228% and 111%, respectively. Canada continues to be a bright spot for us with the Canadian rig count having surpassed 2019 levels earlier this year, and the performance of our Canadian operations has offset lower-than-expected activity at Repeat Precision, which negatively impacted our U.S. results during the third quarter of 2021. With our strong third quarter, our year-to-date total revenues of $82.4 million are 4% above our revenue from the same period last year.

Our gross margin of 46% during the quarter is our highest since the fourth quarter of 2019 and compares to 37% and 35% in the third quarter of 2020 and the second quarter of 2021, respectively. The margin performance reflects the operating leverage we have with higher activity levels and includes approximately $0.8 million in ERC benefits, net of related incremental bonus accruals. We continue to deliver excellent operational performance with zero recordable incidents in 2021.

Our focus on cost and capital discipline continues, enabling us to further improve our financial position. Our Adjusted EBITDA of $4.2 million during the third quarter is an increase of $6.3 million as compared to the third quarter of 2020 and an increase of $5.8 million as compared to the second quarter of 2021. With only $0.3 million in net capital expenditures through the first nine months of 2021, our free cash flow over the same period is $6.4 million.

We ended the third quarter with $18.4 million in cash and only $8.2 million in debt, which is comprised entirely of capital leases. Our revolving credit facility remains undrawn with a borrowing base of $13.7 million as of September 30, 2021.

For the fourth quarter, we expect a continuation of modest increases in drilling and completion activity in the U.S., primarily led by private exploration and production companies, partially offset by a potential decrease in activity in late December. Activity levels in Canada, which has had a stronger recovery than the U.S., continue to be above 2019 levels, which we expect to continue into the fourth quarter. The international rig count, and access to international markets, continues to improve gradually, with differences across regions. We expect the fourth quarter to be the strongest quarter of the year for us outside of North America.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2021 results and future financial expectations on Tuesday,  November 2, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 7059669. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 7059669. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the financial health of our customers including their ability to pay for products or services provided; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; currency exchange rate fluctuations;  impact of severe weather conditions; risks resulting from the operations of a joint venture arrangement;  restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; risks in attracting and retaining qualified employees and key personnel or labor cost inflation;  loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our senior secured credit facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Product sales	$21,229	$11,660	$57,167	$55,948
Services	11,182	4,652	25,219	23,646
Total revenues	32,411	16,312	82,386	79,594
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	12,898	7,874	37,487	35,191
Cost of services, exclusive of depreciation and amortization expense shown below	4,738	2,334	12,354	12,024
Total cost of sales, exclusive of depreciation and amortization expense shown below	17,636	10,208	49,841	47,215
Selling, general and administrative expenses	10,982	12,474	35,589	48,782
Depreciation	985	1,000	2,857	3,446
Amortization	168	103	502	1,340
Impairment	—	—	—	50,194
Income (loss) from operations	2,640	(7,473)	(6,403)	(71,383)
Other (expense) income
Interest expense, net	(163)	(876)	(529)	(1,622)
Other income, net	176	414	1,046	580
Foreign currency exchange (loss) gain	(236)	(260)	156	(467)
Total other (expense) income	(223)	(722)	673	(1,509)
Income (loss) before income tax	2,417	(8,195)	(5,730)	(72,892)
Income tax (benefit) expense	(809)	(3,058)	45	(9,956)
Net income (loss)	3,226	(5,137)	(5,775)	(62,936)
Net income attributable to non-controlling interest	430	726	621	3,233
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,796	$(5,863)	$(6,396)	$(66,169)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.16	$(2.48)	$(2.67)	$(28.01)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.14	$(2.48)	$(2.67)	$(28.01)
Weighted average common shares outstanding
Basic	2,401	2,368	2,394	2,362
Diluted	2,445	2,368	2,394	2,362

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$18,444	$15,545
Accounts receivable—trade, net	22,617	21,925
Inventories, net	33,668	34,871
Prepaid expenses and other current assets	3,128	2,975
Other current receivables	5,405	8,358
Total current assets	83,262	83,674
Noncurrent assets
Property and equipment, net	25,592	24,435
Goodwill	15,222	15,222
Identifiable intangibles, net	5,911	6,413
Operating lease assets	5,041	5,170
Deposits and other assets	3,201	3,559
Deferred income taxes, net	272	205
Total noncurrent assets	55,239	55,004
Total assets	$138,501	$138,678
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$5,571	$4,943
Accrued expenses	5,935	3,347
Income taxes payable	636	653
Operating lease liabilities	1,738	1,826
Current maturities of long-term debt	1,653	1,347
Other current liabilities	2,218	2,768
Total current liabilities	17,751	14,884
Noncurrent liabilities
Long-term debt, less current maturities	6,578	4,442
Operating lease liabilities, long-term	3,862	3,989
Other long-term liabilities	1,836	1,864
Deferred income taxes, net	155	13
Total noncurrent liabilities	12,431	10,308
Total liabilities	30,182	25,192
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,397,735 shares issued and 2,380,353 shares outstanding at September 30, 2021 and 2,371,992 shares issued
and 2,359,918 shares outstanding at December 31, 2020	24	24
Additional paid-in capital	436,040	432,801
Accumulated other comprehensive loss	(81,964)	(81,780)
Retained deficit	(263,024)	(256,628)
Treasury stock, at cost; 17,382 shares at September 30, 2021 and 12,074 shares
at December 31, 2020	(1,006)	(809)
Total stockholders’ equity	90,070	93,608
Non-controlling interest	18,249	19,878
Total equity	108,319	113,486
Total liabilities and stockholders' equity	$138,501	$138,678

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(5,775)	$(62,936)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,359	4,786
Impairment	—	50,194
Amortization of deferred loan costs	211	226
Write-off of deferred loan costs	—	606
Share-based compensation	5,208	6,477
Provision for inventory obsolescence	1,715	1,198
Deferred income tax expense (benefit)	79	(2,069)
Gain on sale of property and equipment	(310)	(514)
Provision for doubtful accounts	(129)	895
Proceeds from note receivable	223	300
Changes in operating assets and liabilities:
Accounts receivable—trade	(761)	25,814
Inventories, net	(613)	1,386
Prepaid expenses and other assets	39	(2,754)
Accounts payable—trade	902	(4,555)
Accrued expenses	2,606	131
Other liabilities	(2,706)	1,421
Income taxes receivable/payable	2,673	(6,098)
Net cash provided by operating activities	6,721	14,508
Cash flows from investing activities
Purchases of property and equipment	(342)	(1,882)
Purchase and development of software and technology	(324)	—
Proceeds from sales of property and equipment	369	704
Net cash used in investing activities	(297)	(1,178)
Cash flows from financing activities
Payments on equipment note and finance leases	(958)	(1,268)
Line of credit borrowings	360	5,000
Payments on revolver	(360)	(15,000)
Treasury shares withheld	(197)	(157)
Distribution to noncontrolling interest	(2,250)	(3,800)
Payment of deferred loan cost related to senior secured credit facility	—	(482)
Net cash used in financing activities	(3,405)	(15,707)
Effect of exchange rate changes on cash and cash equivalents	(120)	(231)
Net change in cash and cash equivalents	2,899	(2,608)
Cash and cash equivalents beginning of period	15,545	11,243
Cash and cash equivalents end of period	$18,444	$8,635
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$3,711	$5,102
Leased assets obtained in exchange for new operating lease liabilities	$1,736	$2,573
Return of vehicles under finance lease	$(187)	$(722)

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and Free Cash Flow Less Distributions to Non-Controlling Interest enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	September 30,	December 31,
	2021	2020
Working capital	$65,511	$68,790
Cash and cash equivalents	(18,444)	(15,545)
Current maturities of long term debt	1,653	1,347
Net working capital	$48,720	$54,592

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2021		September 30, 2020		September 30, 2021		September 30, 2020
	Effect on Net Income (Loss)	Impact on Diluted Income (Loss) Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$2,796	$1.14	$(5,863)	$(2.48)	$(6,396)	$(2.67)	$(66,169)	$(28.01)
Adjustments
Impairment (a)	—	—	—	—	—	—	50,194	21.24
Foreign currency exchange loss (gain) (b)	204	0.08	216	0.09	(184)	(0.08)	427	0.18
Write-off of deferred loan costs (c)	—	—	606	0.26	—	—	606	0.26
Net benefit of ERC (d)	(1,907)	(0.78)	—	—	(1,907)	(0.80)	—	—
Income tax impact from adjustments (e)	(2,045)	(0.84)	394	0.17	445	0.19	616	0.26
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(952)	$(0.40)	$(4,647)	$(1.96)	$(8,042)	$(3.36)	$(14,326)	$(6.07)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(c)

Represents deferred loan costs that were expensed during the third quarter of 2020 in connection with the amendment to our senior secured credit facility in August 2020. The reduction in deferred loan costs were in proportion to the reduction in its potential capacity.

(d)	Represents ERC benefits recorded during the period less the effect on bonus and associated payroll burden accruals.
(e)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in addition to a reduction in foreign income tax in 2020.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$3,226	$(5,137)	$(5,775)	$(62,936)
Income tax (benefit) expense	(809)	(3,058)	45	(9,956)
Interest expense, net	163	876	529	1,622
Depreciation	985	1,000	2,857	3,446
Amortization	168	103	502	1,340
EBITDA	3,733	(6,216)	(1,842)	(66,484)
Impairment (a)	—	—	—	50,194
Share-based compensation (b)	1,018	1,602	3,239	6,274
Professional fees (c)	928	1,249	2,823	2,211
Net benefit of ERC (d)	(1,907)	—	(1,907)	—
Foreign currency exchange loss (gain) (e)	236	260	(156)	467
Severance and other termination benefits (f)	—	844	—	5,618
Other (g)	153	151	446	927
Adjusted EBITDA	$4,161	$(2,110)	$2,603	$(793)
Adjusted EBITDA Margin	13%	(13%)	3%	(1%)
Adjusted EBITDA Less Share-Based Compensation	$3,143	$(3,712)	$(636)	$(7,067)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions. During the second quarter of 2020, we received proceeds from our directors and officers liability insurance related to the reimbursement of legal expenses that we incurred to defend a director and officer in the litigation with Diamondback Industries, Inc.

(d)	Represents ERC benefits recorded during the period less the effect on bonus and associated payroll burden accruals.
(e)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(f)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020.
(g)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Nine Months Ended
	September 30,
	2021	2020
Net cash provided by operating activities	$6,721	$14,508
Purchases of property and equipment	(342)	(1,882)
Purchase and development of software and technology	(324)	—
Proceeds from sales of property and equipment	369	704
Free cash flow	$6,424	$13,330

FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Nine Months Ended
	September 30,
	2021	2020
Net cash provided by operating activities	$6,721	$14,508
Purchases of property and equipment	(342)	(1,882)
Purchase and development of software and technology	(324)	—
Proceeds from sales of property and equipment	369	704
Distributions to non-controlling interest	(2,250)	(3,800)
Free cash flow less distributions to non-controlling interest	$4,174	$9,530

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
United States
Product sales	$5,324	$8,192	$18,762	$29,319
Services	2,715	1,143	6,328	5,588
Total United States	8,039	9,335	25,090	34,907
Canada
Product sales	15,678	2,762	36,877	24,740
Services	6,423	931	14,653	9,819
Total Canada	22,101	3,693	51,530	34,559
Other Countries
Product sales	227	706	1,528	1,889
Services	2,044	2,578	4,238	8,239
Total Other Countries	2,271	3,284	5,766	10,128
Total
Product sales	21,229	11,660	57,167	55,948
Services	11,182	4,652	25,219	23,646
Total revenues	$32,411	$16,312	$82,386	$79,594